SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Woodhead Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 21, 2005

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders. The meeting will be held at the offices of our subsidiary, Daniel Woodhead Company, 3411 Woodhead Drive, Northbrook, Illinois 60062 on Thursday, February 2, 2006 at 9:00 a.m., Central Standard Time. After the business session, we will report on current operations and other matters of importance.

The formal Notice and Proxy Statement appear on the following pages and contain details of the business to be conducted at the meeting. In addition to the election of three directors, you will be asked to ratify the appointment of the independent registered public accountants.

Northbrook is a northern suburb of Chicago and Daniel Woodhead Company is located just west of the Illinois Tollway near the intersection of Lake Cook Road and Sanders Road.

Your vote is very important regardless of the number of shares you own. We hope you can attend the meeting. However, whether or not you plan to attend, please sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote in person.

Sincerely,

Philippe Lemaitre
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
February 2, 2006

To Our Stockholders:

The Annual Meeting of the Stockholders of Woodhead Industries, Inc. (the “Company”) will be held at Daniel Woodhead Company, 3411 Woodhead Drive, Northbrook, Illinois 60062 on Thursday, February 2, 2006 at 9:00 a.m., Central Standard Time, to consider and take action upon the following matters, which are described more fully in the enclosed Proxy Statement:

1.	The election of three directors;

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of the Company; and

3.	The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed December 9, 2005 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the principal office of the Company, Three Parkway North, Suite 550, Deerfield, Illinois, 60015 for a period of ten days prior to the meeting and at the meeting.

The Board of Directors has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the three persons listed in the attached Proxy Statement; FOR the ratification of the appointment of independent registered public accountants; and on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Robert J. Tortorello
Secretary

Deerfield, Illinois

December 21, 2005

Proxy Statement

Deerfield, Illinois
December 21, 2005

To the Stockholders of Woodhead Industries, Inc.

The accompanying proxy is solicited by and on behalf of the Board of Directors of Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, for use at the Annual Meeting of Stockholders of the Company to be held February 2, 2006 and at any adjournments or postponements of such meeting. This Proxy Statement and accompanying proxy, along with the Company’s Annual Report to Stockholders, are first being sent to stockholders on or about December 21, 2005.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of the Company at Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on December 9, 2005 are entitled to vote at the meeting. On that date the Company had outstanding 12,373,629 shares of Common Stock, each of which is entitled to one vote. Stockholders do not have cumulative voting rights with respect to the election of directors.

The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies that are returned properly signed will be voted as specified on the proxy. If choices are not specified on the proxy, the shares will be voted as recommended by the Board of Directors. The Company’s by-laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy in order for the business of the meeting to be transacted. Abstentions and broker non-votes will be counted in the determination of whether a quorum exists.

ITEM 1

ELECTION OF DIRECTORS

Nominees and Continuing Directors

The Company’s by-laws provide that the Board of Directors shall consist of no more than twelve directors, but no fewer than five directors, divided into three classes, the classes to be as nearly equal in number as possible. The Board of Directors currently consists of seven members.

Class I, to be elected at this meeting, consists of three directors to serve until the 2009 Annual Meeting of Stockholders or until their successors have been elected and qualified. The nominees, Charles W. Denny, Ann F. Hackett and Eugene P. Nesbeda, are the three current members of Class I and their terms expire at the February 2, 2006 meeting.

Shares represented by proxies that are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. Although it is not anticipated, if any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxies will be voted for such other person or persons, if any, as the Board of Directors may determine.

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have the same effect as a no vote.

The following sets forth certain information with respect to the nominees as well as to those directors in Classes II and III whose terms continue after the meeting.

The nominees for director are:

Name of Nominee	Principal Occupation or Employment	Age	Director Since	Term to Expire
Class I
Charles W. Denny (A) (E)	Retired Chairman, Square D Company and Schneider Electric North America	70	Feb. 1993	2009
Ann F. Hackett (G) (H)	President, Horizon Consulting Group, LLC	51	Nov. 1997	2009
Eugene P. Nesbeda (G) (H)	Managing Director, Performance Catalysts, LLC	51	June 1997	2009

Those directors whose terms do not expire this year are:

Class II
Linda Y. C. Lim (G) (H)	Professor of Corporate Strategy and International Business, Stephen M. Ross School of Business, University of Michigan	55	Nov. 1997	2007
G. Thomas McKane (A) (E)	Chairman and Chief Executive Officer, A. M. Castle & Co.	61	Apr. 2002	2007

Class III
Philippe Lemaitre (E)	Chairman, President and Chief Executive Officer of the Company	56	Oct. 1999	2008
Sarilee K. Norton (A) (G)	President, Norton Associates	58	May 1996	2008

(A)	Member of Audit Committee

(E)	Member of Executive Committee

(G)	Member of Governance Committee

(H)	Member of Human Resources Committee

Mr. Charles W. Denny served as the Company’s Chairman of the Board from January 1, 2001 to August 1, 2003. Mr. Denny retired as Chairman of Square D Company and Schneider Electric North America on January 1, 2002. In 1998, he retired as Chief Executive Officer of Group Schneider North America.

Ms. Ann F. Hackett is the President of Horizon Consulting Group, LLC, which was founded in 1990. Horizon Consulting Group provides strategic, organizational, marketing and operational consulting services. Ms. Hackett is also a director of Capital One Financial Corporation.

Mr. Eugene P. Nesbeda has been the Managing Director of Performance Catalysts, LLC since September 2002. He was the Managing Director of Nesbeda & Co., a company he founded, from 2001 to 2002. Prior to 2001, he had been President, Tetra Pak Plastic Packaging at Tetra Pak Group since 1995. Mr. Nesbeda currently serves as the Company’s lead independent director. Performance Catalysts is an investment and advisory firm.

Dr. Linda Y. C. Lim is Professor of Corporate Strategy and International Business at the Stephen M. Ross School of Business, University of Michigan. From 1994 to 2001, she had been Associate Professor of International Business at the school. She also has been Director of the University’s Center for Southeast Asian Studies since 1993.

Mr. G. Thomas McKane became the Chairman and Chief Executive Officer of A. M. Castle & Co. in 2004. He had been President and Chief Executive Officer of Castle since May 2000. From 1997 to 2000, Mr. McKane was Senior Vice President, Emerson Electric Company and Chairman, EGS Electrical Group. Mr. McKane is also a director of American Woodmark Corp. and of A. M. Castle & Co., one of the nation’s leading suppliers of specialty and high technology metals.

Mr. Philippe Lemaitre joined the Company in October 1999 as its President and Chief Operating Officer. On January 1, 2001, Mr. Lemaitre became the Company’s President and Chief Executive Officer and on August 1, 2003 he was appointed Chairman of the Board. Prior to joining the Company, he had served as Corporate Vice President, Chief Technology Officer at Amp, Inc. since 1997.

Ms. Sarilee K. Norton is President of Norton Associates, a firm which she founded in 1999. She had been President of Tru-Tech, a division of Temple-Inland Inc. from November 2002 until September 2005. Prior to that, she had been a Director of Dock Square Consultants, Inc. since May 1999. Norton Associates has a business consulting and advisory practice.

Information Concerning the Board and its Committees

Board of Directors

The Board of Directors of the Company is comprised of seven directors. The Board has determined that all of its members, with the exception of Philippe Lemaitre, the Company’s Chairman, President and Chief Executive Officer qualify as independent directors under the Nasdaq listing standards. The Board normally considers dividend action in February, May, August and November. At its September meeting it reviews the Company’s operating plan and capital budget for the year ahead. At its November meeting it reviews the results of operations for the fiscal year just ended.

In fiscal 2005, there were fourteen meetings of the Board of Directors. The independent directors regularly meet without the Chief Executive Officer present. During fiscal 2005, the independent directors did so five times in conjunction with Board meetings. All directors were present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. It is the Company’s policy that directors shall attend the Annual Meeting of Stockholders unless doing so is impracticable due to unavoidable circumstances. All directors attended the Company’s 2005 Annual Meeting of Stockholders.

Stockholders may contact any member of the Board by mail. To communicate with the Board or any of its members, stockholders should send such correspondence addressed to the director(s) “c/o Corporate Secretary” at Three Parkway North, Suite 550, Deerfield, IL 60015. All such correspondence will be opened by the office of our General Counsel and forwarded to the addressee(s) unless such correspondence is in the nature of advertising, promotion, customer complaints or patently offensive material.

Committees of the Board

The committees established by the Board to assist it in the discharge of its responsibilities are the Audit Committee, Executive Committee, Governance Committee, and Human Resources Committee. Each of these committees has a written charter which is available on the Company’s website at www.woodhead.com. These committees and the principal responsibilities of each are described below. Respective memberships on the various committees are identified in the list of directors in this Proxy Statement.

The Audit Committee is comprised of three directors, all of whom qualify as independent directors under the Nasdaq listing standards. The Board has determined that three of its members (McKane, Nesbeda and Norton) would qualify as “audit committee financial experts”, in accordance with Item 401(h) of SEC Regulation S-K. Currently, Ms. Norton and Mr. McKane serve on the Audit Committee. This Committee assists the Board of Directors with its oversight responsibilities relating to the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with its ethics policies and legal and regulatory requirements.

The Audit Committee reviews and reassesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors. It is responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee held four meetings during fiscal 2005.

The Executive Committee, comprised of three directors, exercises the authority of the Board of Directors in certain matters subject to the final approval of the entire Board. This Committee meets periodically to discuss and review matters of interest to the Board. The Executive Committee held no meetings during fiscal 2005.

The Governance Committee is comprised of four directors, all of whom qualify as independent directors under the Nasdaq listing standards. The Governance Committee reviews the qualifications of prospective directors and submits its recommendations to the Board of Directors for the nominees to be submitted to stockholders for election at the annual meeting or to fill board vacancies. It regularly evaluates the performance of the Chief Executive Officer, the directors and the Board, and reviews such evaluations with the Board, the other committees and individual directors, as appropriate. This Committee also reviews and recommends board committee assignments. The Governance Committee held two meetings during fiscal 2005.

The Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance Committee examines, through interviews and reference checks, a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of that person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Three Parkway North, Suite 550, Deerfield, IL 60015 and must be received by the Corporate Secretary not less than 90 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

The Governance Committee uses a variety of sources to identify potential nominees, including industry sources and current directors and executive officers. The Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

The Human Resources Committee is comprised of three directors, all of whom qualify as independent directors under the Nasdaq listing standards, are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and are “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. The Human Resources Committee has oversight responsibility for executive management performance; competitiveness and effectiveness of compensation plans; benefit plans; succession planning and key employee programs. This Committee reviews human resource plans, policies and processes to confirm that the Company’s organizational development and executive compensation practices support its strategic business objectives.

This Committee reviews and recommends to the Board of Directors the compensation strategy, philosophy, and guidelines for the Company’s executive officers and key employees, including the Chief Executive Officer, as well as specific compensation actions for the executive officers and key employees. It also awards stock option and restricted share grants to directors, management personnel and key employees of the Company and its subsidiaries, and maintains administrative authority with respect to the Company’s stock awards plans. The Human Resources Committee held three meetings during fiscal 2005.

Directors’ Compensation

Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or any committee thereof. All other directors received an annual retainer of $10,000 plus an additional $1,500 for attendance at each meeting of the Board or a committee of the Board during fiscal 2005. No attendance fee was paid for telephonic meetings of less than two hours. In addition to the retainer, Mr. Nesbeda received $10,000 per annum for serving as lead independent director. Committee chairpersons also received an annual stipend of $2,000.

Beginning in January 2006, non-employee directors will receive an annual retainer of $20,000 plus an additional $1,500 for attendance at all meetings of the Board or a committee of the Board. Committee chairpersons will also receive an annual stipend of $5,000. Mr. Nesbeda will continue to receive $10,000 per annum for serving as lead independent director.

Under a deferred compensation arrangement, non-employee directors may elect to defer payment of their annual retainers and fees until termination of their services as directors. Deferred amounts accrue interest at the Federal Reserve Discount Rate until paid. The Company has established a trust to ensure payment to all directors of their deferred compensation.

Directors are expected to accumulate shares of the Company’s stock and, as a result, the Board has set specific ownership targets for its members. Pursuant to the Company’s Stock Awards Plans, non-employee directors are eligible to receive grants of either stock options or restricted stock. Under these Plans, the Human Resources Committee determines the number of shares covered by an option and the option price, which price, however, may not be less than the fair market value of the stock at the time of the grant. During fiscal 2005 no grants of stock options or restricted stock were made to the non-employee directors.

In December 2005 each non-employee director received a restricted stock grant of 2,000 shares of the Company’s stock (12,000 shares in aggregate).

During fiscal 2005, director stock option exercises were as follows:

Director	No. Shares Exercised	Exercise Price Per Share	Fair Market Value At Time Of Exercise
Charles W. Denny	1,400	$10.03	$15.60
Linda Y. C. Lim	4,000	$10.375	$13.30

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and Nasdaq. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, all forms were filed on a timely basis.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of December 9, 2005, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

	Number of Shares Beneficially Owned(1)(2)		Percent of Class
Charles W. Denny	34,078		*
Robert H. Fisher	134,224		1.1%
Michael H. Gies	73,805		*
Ann F. Hackett	23,576		*
Philippe Lemaitre	442,898		3.6%
Linda Y. C. Lim	26,405		*
G. Thomas McKane	19,000		*
Eugene P. Nesbeda	25,000	(3)	*
Sarilee K. Norton	23,297		*
Robert J. Tortorello	93,617	(4)	*
Duane E. Wiedor	93,221		*
All directors and executive officers as a group (13 persons) including above-named	1,136,880		9.2%

*	Less than 1%

(1)	Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(2)	Includes shares which may be acquired within 60 days pursuant to option grants as follows: Mr. Denny — 21,000 shares, Mr. Fisher — 105,000 shares, Mr. Gies — 54,500 shares, Ms. Hackett — 16,000 shares, Mr. Lemaitre — 357,000 shares, Ms. Lim — 12,000 shares, Mr. McKane — 16,000 shares, Mr. Nesbeda — 16,000 shares, Ms. Norton — 16,000 shares, Mr. Tortorello — 65,210 shares, Mr. Wiedor — 72,000 shares and all directors and officers as a group — 862,120 shares. Stock options carry no voting or investment rights.

(3)	Shared voting and investment power as follows: Mr. Nesbeda — 7,000 shares.

(4)	Excludes 1,500 shares owned by Mr. Tortorello’s family members sharing the same household for which he disclaims any beneficial ownership.

Other beneficial owners

The following table shows persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company as of the dates indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, Maryland 21202	1,054,200	(1)	8.5%

Wells Capital Management, Inc 525 Market Street, 10th Floor San Francisco, California 94105	983,745	(2)	8.0%

TCW Asset Management Co 865 South Figueroa St, Suite 1800 Los Angeles, California 90017	934,549	(3)	7.6%

Kern Capital Management LLC 114 West 47th Street, Suite 1926 New York, New York 10036	839,500	(4)	6.8%

(1)	These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Fund, Inc., (which owns 785,800 shares, representing 6.4% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. As of October 31, 2005, Price Associates has sole dispositive power for the entire holding of 1,054,200 shares and has sole voting power for 147,800 shares.

(2)	Information provided by Wells Capital Management, Inc. (“Wells Capital”), as of October 31, 2005, indicates that Wells Capital has sole dispositive power as to the entire 983,745 shares and has sole voting power as to 909,400 shares.

(3)	Information provided by TCW Asset Management Co. (“TCW”), as of September 30, 2005, indicates that TCW has sole dispositive power as to the entire 934,549 shares and has sole voting power as to 822,389 shares.

(4)	Kern Capital Management LLC (“KCM”) may be deemed the beneficial owner of the securities of the company owned by KCM in that they might be deemed to share the power to direct the voting or disposition of the securities, however, KCM expressly disclaims that it is, in fact the beneficial owner of such securities. As of October 31, 2005, KCM has sole dispositive and voting power as to 839,500 shares.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executives”) for services to the Company and its subsidiaries during the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Restricted Stock Awards(3) ($)	Options (#)	All Other Compensa- tion(4) ($)
P. J. Lemaitre Chairman, President and Chief Executive Officer	2005 2004 2003	454,615 434,615 415,384	0 264,240 183,750		(1) (1) (1)	0 0 365,625	0 130,000 150,000	8,374 9,034 9,023

R. H. Fisher Vice President and Chief Financial Officer	2005 2004 2003	252,589 242,270 231,161	0 130,737 85,657	29,026	(2) (1) (1)	209,300 0 0	0 45,000 25,000	8,374 8,918 9,570

D. E. Wiedor Vice President, Exec. V. P. Woodhead North America	2005 2004 2003	218,477 207,333 195,191	0 0 0		(1) (1) (1)	0 0 152,760	0 36,000 50,000	7,198 7,250 8,173

R. J. Tortorello Vice President, General Counsel and Secretary	2005 2004 2003	187,996 182,520 178,450	0 63,494 41,493		(1) (1) (1)	0 0 0	0 20,000 14,000	8,158 8,305 7,870

M. H. Gies Vice President, Exec. V.P. Woodhead Europe	2005 2004 2003	175,390 163,987 148,222	0 75,845 0		(1) (1) (1)	0 0 152,760	0 30,000 50,000	6,595 5,659 6,372

(1)	No disclosure is required pursuant to applicable Securities and Exchange Commission regulations, as the aggregate value of perquisites and other personal benefits covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for the indicated Named Executives.

(2)	Includes $21,821 for Mr. Fisher’s membership initiation and dues and $7,205 for Mr. Fisher’s Company automobile.

(3)	The aggregate number and value of Mr. Lemaitre’s restricted stock holdings, valued as of the last day of the fiscal year, are 57,500 and $789,475, respectively. The aggregate number and value of Mr. Fisher’s restricted stock holdings, valued as of the last day of the fiscal year, are 14,000 and $192,220, respectively. The aggregate number and value of Mr. Wiedor’s restricted stock holdings, valued as of the last day of the fiscal year, are 12,000 and $164,760, respectively. The aggregate number and value of Mr. Gies’ restricted stock holdings, valued as of the last day of the fiscal year, are 12,000 and $164,760, respectively. Dividends will be paid on the restricted shares.

(4)	Reflects amounts for (a) the Company’s defined contribution plans and (b) life insurance premium payments as follows: Mr. Lemaitre – 2005 (a) $6,568 and (b) $1,806, 2004 (a) $7,228 and (b) $1,806, 2003 (a) $8,057 and (b) $966; Mr. Fisher – 2005 (a) $6,568 and (b) $1,806, 2004 (a) $7,112 and (b) $1,806, 2003 (a) $8,604 and (b) $966; Mr. Wiedor – 2005 (a) $6,568 and (b) $630, 2004 (a) $6,620 and (b) $630, 2003 (a) $8,005 and (b) $168; Mr. Tortorello – 2005 (a) $6,352 and (b) $1,806, 2004 (a) $6,499 and (b) $1,806, 2003 (a) $6,904 and (b) $966; and Mr. Gies – 2005 (a) $6,212 and (b) $383, 2004 (a) $5,302 and (b) $357, 2003 (a) $6,274 and (b) $98.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information on option grants in fiscal 2005 to the Named Executives.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options Granted(1) (#)	Percent of Total Options Granted To Employees In Fiscal 2005	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
P. J. Lemaitre	0	—	—	—	—	—
R. H. Fisher	0	—	—	—	—	—
D. E. Wiedor	0	—	—	—	—	—
R. J. Tortorello	0	—	—	—	—	—
M. H. Gies	0	—	—	—	—	—

(1)	No stock option grants were made to the Named Executives during fiscal year 2005. (For a discussion of the reason for this, please refer to the HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION.)

AGGREGATED OPTION EXERCISES

IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding stock option exercises during fiscal 2005 and the unexercised options held as of the end of fiscal 2005.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Unexercised Options At Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options At Fiscal Year End(1) ($) Exercisable/Unexercisable
P. J. Lemaitre	0	0	332,000/100,000	312,301/329,500
R. H. Fisher	0	0	96,666/ 8,334	59,164/ 27,585
D. E. Wiedor	0	0	65,333/ 36,667	47,733/ 55,968
R. J. Tortorello	0	0	66,743/ 4,667	33,659/ 15,448
M. H. Gies	0	0	47,833/ 36,667	49,632/ 55,968

(1)	The value represents the fair market value as of the end of fiscal 2005 of the shares subject to such options less the exercise price of such options.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors administers the Company’s executive compensation program. The Human Resources Committee is comprised of three directors, all of whom qualify as independent directors under the Nasdaq listing standards, as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. The Human Resources Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and recommend policies for employee compensation and benefits to the Board of Directors.

Compensation Objectives

The Company’s executive compensation program is designed to meet the following objectives:

•	Support the Company’s business strategy and financial goals;

•	Attract and retain employees with leadership skills and other key competencies required to shape the Company’s future;

•	Encourage and reward exceptional performance; and

•	Align the interests of stockholders and employees by employing equity-based compensation so that a significant portion of each executive’s total compensation is dependent on the performance of Woodhead Industries’ common stock.

Components of Executive Compensation

The components of total compensation for executives are base salary, annual incentive, long-term incentive in the form of stock options or restricted stock, and benefits. The Committee annually reviews total compensation for the Company’s executives, as well as each component of compensation. This review involves a market comparison of compensation and changes in compensation for equivalent positions in related industries, including companies of comparable size. Independent compensation consultants, at the request of the Committee, provide competitive compensation data. Periodically, the Committee meets privately with the compensation consultants to discuss such data and to obtain counsel as to the competitiveness and fairness of compensation proposals.

Base Salary — Base salary is generally set at a range around the median salary offered by companies in related industries and of comparable size. An individual’s base salary and any increases thereto are based on the executive’s performance, experience, and reference to competitive rates for jobs with comparable content. Actual salary adjustments for executives are determined on a case-by-case basis and vary based on factors including performance, job content, and prevailing salary practices.

Annual Incentive Plan — Under the Company’s annual Management Incentive Plan, a target annual incentive is established for all participants in the form of a percentage of base salary. For all participants in the Management Incentive Plan, performance is measured against a predetermined scale with a minimum threshold level of achievement in earnings under which no portion of an incentive award is earned. In addition to the Company’s financial performance targets, participants have personal performance goals that are taken into account in determining the final cash incentive awards granted under the Management Incentive Plan. The Human Resources Committee reviews and recommends all awards under the Management Incentive Plan for approval by the Board of Directors.

For the Chief Executive Officer, incentive awards are based on achievement of targeted levels in net income. Company performance is measured against a predetermined scale with a minimum threshold level of achievement in net income under which no portion of an incentive award is earned.

Although the Company achieved its threshold level of net income in 2005, the Human Resources Committee and the Board of Directors believed it was in the best interests of the stockholders not to award the bonuses earned by the corporate officers.

Long-Term Incentives — Long-term incentives are provided in the form of stock options and restricted stock under the 2001 Stock Awards Plan and predecessor plans.

Stock Options — Incentive stock options or non-qualified stock options may be granted to executives to assure competitive compensation, to link stockholder and management interest, to reward superior management performance, and to encourage ownership in the Company. The Committee has established specific stock ownership objectives for key management employees.

Normally, stock options are granted annually to executive officers and key management personnel. The exercise price of such stock options has always been set at the fair market value on the date of the grant. The Company has never re-priced any stock option grant.

Restricted Stock — Restricted stock awards are intended to further align management and stockholder interests and to assure retention of key executives. The Company’s long-term performance ultimately determines the compensation value derived from restricted stock, since the value is dependent on the growth of the Company’s stock price.

Special Grants — One of the Committee’s primary responsibilities is to ensure that the Company is able to attract, motivate and retain leadership talent with competencies to shape the Company’s future. To accomplish this objective, the Committee may award special equity grants to certain key employees. Such grants are limited to executives who have the potential to significantly impact the long-term value of the Company. During fiscal 2005, in order to retain a key member of management and to further align the interests of that individual with the stockholders, the Committee awarded a special equity award of restricted stock to one individual, who is a Named Executive Officer. In addition, in order to attract an executive with specific leadership skills and industry knowledge, the Committee awarded an employment equity award of restricted stock to one individual who is not a Named Executive Officer.

During fiscal 2005 there was no regular grant of stock options to executives and eligible managers. This was because the Committee granted a second fiscal 2004 stock option award in September 2004. The purpose of the acceleration of that grant into fiscal 2004 was to reduce the transition expenses associated with stock option grants under recent Financial Accounting Standards Board rules for expensing stock options.

Benefits — Certain employee benefits are provided to executives as part of the total compensation program. Generally, the benefits offered to executives are those offered to the general employee population, except for certain incremental amounts of life insurance. Additionally, executive officers are provided non-cash personal benefits such as tax and financial planning, health exams, club memberships, and company cars. One of the Named Executives is also covered by a Supplemental Executive Retirement Plan.

Section 162(m) Compliance — Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1,000,000 cap on the amount of compensation that may be deducted for each of the Named Executives, subject to certain exceptions. The Committee regularly monitors this cap and its potential implications.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Lemaitre’s base salary was increased during fiscal 2005 to an annual rate of $460,000, competitive with the median base salary paid to chief executive officers of comparably sized corporations in related industries.

In fiscal 2005 Mr. Lemaitre had a target annual incentive level of 50% of base salary. Although the Company achieved its threshold level of net income in 2005, the Human Resources Committee and the Board of Directors believed it was in the best interests of the stockholders not to award the bonuses earned by Mr. Lemaitre and the other corporate officers.

During fiscal 2005, the Committee did not make a grant of stock options to Mr. Lemaitre for the reasons stated in the Long-Term Incentives section above.

HUMAN RESOURCES COMMITTEE

Ann F. Hackett, Chairperson

Linda Y. C. Lim

Eugene P. Nesbeda

AUDIT COMMITTEE REPORT

To the Board of Directors of Woodhead Industries, Inc.:

We have reviewed and discussed with the Company’s management the audited financial statements as of and for the year ended October 1, 2005.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We also have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and we have discussed with the independent auditors all factors which we believe would impact the independence of the independent auditors, including whether their provision of non-audit services to the Company and its subsidiaries is compatible with maintaining their independence.

As a result of the review and discussions referred to above, we recommend to the Board of Directors the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005.

AUDIT COMMITTEE

Sarilee K. Norton, Chairperson

Charles W. Denny

G. Thomas McKane

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index and a peer group of companies chosen by the Company (the “Peer Group”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the Russell 2000 Index and the Peer Group on September 29, 2000 with all dividends reinvested). The companies comprising the Peer Group are manufacturing companies of similar size and complexity to the Company and whose products are similar to the products marketed by the Company’s Connectivity segment. The Company’s Human Resources Committee uses these same companies for compensation benchmarking.

The Peer Group is comprised of the following companies: Artesyn Technologies, Inc., BEI Technologies, Inc., Emulex Corporation, Littelfuse Inc., Magnetek Inc., Methode Electronics, Inc. (Class A), Parlex Corporation, Power-One, Inc., SL Industries, Inc., Sparton Corporation, Spectrum Control Inc., Technitrol, Inc. and Vicor Corporation.

Severance Agreements

The Company has entered into severance agreements with certain key employees, including Messrs. Lemaitre, Fisher, Wiedor, Tortorello and Gies, which provide for the payment of compensation and benefits in the event of termination of employment following a change in control of the Company. The agreements generally define “change in control of the Company” as (i) the acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) a change in the majority of the Company’s Board of Directors over a two-year period; or (iii) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets or the merger or consolidation of the Company with any other corporation, unless the Company’s stockholders continue to hold at least 80% of the combined voting power of the voting securities of the Company or the surviving entity.

The original term of the severance agreements is three years; provided, however, that each October 1 the agreements will be extended for an additional year unless the Company provides proper notice of its intention not to extend the agreements. If a change in control of the Company occurs during the original or extended term, the agreements will continue in effect until the later of (i) the original or extended term or (ii) twenty-four months beyond the month in which the change in control occurs. In no event will the term of an agreement extend beyond the date the executive attains age sixty-five.

An executive whose employment is terminated following a change in control of the Company generally will receive compensation pursuant to the severance agreement only if the termination was by the Company without “cause” or by the executive for “good reason” as those terms are defined in the agreements. In addition to the ordinary compensation and benefits (excluding severance) to which any terminated employee would be entitled, the severance agreements provide the following additional benefits payable after a change in control of the Company to executives who are terminated without cause or who resign for good reason: (i) three times (two times for Mr. Gies) the sum of the executive’s base salary and two times the target bonus; provided, however, that if the executive is within three years of normal retirement age, then this amount is reduced pro rata; (ii) continued health care coverage for up to 36 months; (iii) a cash payment equal to the difference between the fair market value of the Company’s stock and the exercise price of the unexercised options for the Company’s stock times the number of shares represented by the unexercised options; (iv) a cash payment equal to the present value of the accrued benefit under the Retirement Plan and the account balance in the Profit Sharing Plan to the extent that either is not fully vested; (v) the payment of any federal excise taxes; and (vi) the reimbursement of all legal and accounting fees and expenses incurred as a result of such termination.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all key employees of the compensation and benefits described herein.

Retirement Plans

The Company provides retirement plans that cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the retirement plans, groups covered by collective bargaining agreements that do not provide for participation in the retirement plans and the employees of certain foreign subsidiaries. The retirement plans are funded entirely by the Company and provide pension benefits upon retirement at age 65.

Five Year Average Compensation	Estimated Annual Normal Retirement Pension Based Upon the Indicated Benefit Service
	10 Years	15 Years	20 Years	25 Years	30 Years
$ 50,000	$3,078	$4,617	$6,156	$7,696	$9,235
75,000	6,078	9,117	12,156	15,196	18,235
100,000	9,078	13,617	18,156	22,696	27,235
125,000	12,078	18,117	24,156	30,196	36,235
150,000	15,078	22,617	30,156	37,696	45,235
170,000	17,478	26,217	34,956	43,696	52,435
200,000	21,078	31,617	42,156	52,696	63,235
205,000	21,678	32,517	43,356	54,196	65,035
210,000	22,278	33,417	44,556	55,696	66,835

The retirement plan for the Company and most of its U.S. subsidiaries provides pension benefits upon retirement at age 65 equal to 1.2% of the participant’s average annual compensation multiplied by years of credited service up to 30 years, reduced by 0.6% of final average compensation (which reflects reductions for social security benefits) up to covered compensation multiplied by years of credited service up to 30 years. The retirement plan for one other U.S. subsidiary provides monthly pension benefits upon retirement at age 65 equal to the actuarial equivalent of a participant’s cash balance account. This account is the sum of 3% of the participant’s compensation and interest credits increased annually at the rate on ten-year Treasury Constant Maturities.

Participants are fully vested in their accrued pension benefits after five years of service. The Plans provide for early retirement at age 55 with 10 years’ continuous employment. In the event of the death of an active participant who has completed 5 years of service, provision is made to pay a benefit of monthly income for life to the participant’s spouse equal to 50% of the benefit which would have been payable to the participant.

Annual amounts of normal retirement pension payable under the Plans are illustrated in the above table. The illustration assumes retirement as of October 1, 2005 at normal retirement age of 65. Benefits were computed on a straight life annuity basis. The number of years of service, as of October 1, 2005, for each of the executive officers listed in the summary compensation table was as follows: Mr. Lemaitre — 6 years, Mr. Fisher — 4 years, Mr. Wiedor — 4 years, Mr. Tortorello — 18 years, and Mr. Gies — 5 years.

Supplemental Executive Retirement Plan

The Woodhead Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) is a non-qualified and unfunded plan designed to provide supplemental retirement benefits to selected key employees of the Company who have forfeited potential retirement benefits from former employers and/or who are subject to statutory or regulatory restrictions on qualified plan benefits. The supplemental benefit payable to the participant listed in appendix A of the SERP who retires on or after his normal retirement age is equal to sixty percent (60%) of his average monthly compensation, less the sum of (i) his “Primary Social Security Benefit” and (ii) the actuarial equivalent of any retirement benefits to which such participant is then entitled under any other retirement plan or arrangement maintained by the Company. Such participant’s average monthly compensation is one-sixtieth (1/60) of the aggregate of such participant’s base salary and twice the target bonus award for the five highest consecutive Plan Years (as defined in the Retirement Plan). The SERP provides for early retirement (before age 65) under certain conditions with reduced benefits. The supplemental benefit to which a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. Mr. Lemaitre is the only Named Executive currently covered by appendix A of the SERP who would be entitled to benefits thereunder. The estimated lump sum benefit under the SERP that would be received by Mr. Lemaitre, if he retired at age 65, is $4,243,311. This amount assumes that Mr. Lemaitre will continue to work for the Company until his normal retirement date and that his earnings will equal his fiscal year 2005 base salary plus twice his target bonus award.

The supplemental benefit payable to each participant listed in appendix B of the SERP who retires on or after his normal retirement age is equal to the qualified plan benefit (as calculated with the assumption that the target bonus award doubled) less the qualified plan benefit. The supplemental benefit to which such a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. No Named Executives currently covered by appendix B of the SERP would be entitled to benefits thereunder.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all participants of the benefits described herein.

Profit Sharing Plans

The Company provides profit sharing plans which cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the profit sharing plans, groups covered by collective bargaining agreements that do not provide for participation in the profit sharing plans and employees of certain other subsidiaries. The Company funds the profit sharing plans and annual profit sharing contributions are, under most profit sharing plans, 5% of annual consolidated net profit, as defined, but not exceeding 15% of the aggregate compensation paid to participants during the year. Up to one-third of the Company’s annual profit sharing contribution may, at the Company’s sole discretion, be made in the Company’s Common Stock. The contributions, together with non-vested amounts of earlier profit sharing contributions forfeited by reason of terminations of employment during the year, are allocated among the accounts of participants in accordance with a formula based on participants’ covered compensation. The amounts so allocated (except for any portion of the Company’s contribution that was made in Common Stock) are invested by the plan trustee, at the direction of each participant, in various investment alternatives. A participant’s account is vested in annual increments of 20% for each year of service and is fully vested after five years of service. Employees earn a year of service for each twelve consecutive month period of service completed. The accounts, however, are automatically vested upon death, permanent disability or reaching age 65. Distribution of a participant’s vested account balances is normally made upon termination of employment in the form of a single payment. Installment payments may be elected if termination is because of retirement or disability.

The profit sharing plan for the Company and its U.S. subsidiaries also provides employees the opportunity for tax-deferred savings pursuant to Section 401(k) of the Internal Revenue Code of 1986. The profit sharing plan allows participants to make elective deferrals of up to 15% of their eligible compensation, not to exceed the maximum amount allowable by law. The Company will make matching contributions of 50% of the amount (up to 4% of the participant’s eligible compensation) a participant defers to the Plan.

Employee contributions and income derived therefrom are 100% vested and nonforfeitable. Amounts credited to participant accounts which are attributable to the Company’s matching contributions (and any income derived therefrom) are vested in annual increments of 20% for each year of service and are fully vested after five years of service. Employees earn a year of service for each twelve consecutive month period of service completed.

Management Incentive Plan

The Management Incentive Plan is administered by a Corporate Management Committee under the direction of the Human Resources Committee of the Board of Directors. Participants include officers and other key employees who can make significant contributions to the profitable growth of the Company. In general, a threshold level of earnings must be achieved before any payments can be made under the Plan.

Each eligible participant shall have a defined range of incentive opportunity (in advance of the fiscal year), including a maximum bonus amount, which is expressed as a percent of the participant’s base salary. Corresponding with the incentive opportunity are pre-established performance targets that must be achieved before the incentive award is earned. These performance targets are related to the specific levels of achievement in earnings for each of the business units or business regions. These targets include achievement of net income goals, income from operations goals and achievement of personal goals. Maximum payments may range from 50% to 125% of a participant’s base salary.

Stock Compensation Plans

The Company has adopted stock compensation plans, from time to time, for the benefit of certain key employees of the Company and its subsidiaries. There are currently five plans, the 1990, 1993, 1996, 1999, and 2001 Stock Awards Plans (the “1990 Plan”, “1993 Plan”, “1996 Plan”, “1999 Plan” and “2001 Plan”) under which options have been granted and remain unexercised. No further grants may be made under the 1990 Plan or the 1993 Plan. Presently there are approximately 60 employees eligible to participate. The Human Resources Committee of the Board of Directors administers these Plans. Under these Plans, options are granted to eligible participants to purchase Company stock. The Human Resources Committee determines the participants who are granted options, the number of shares covered by an option, and the option price. The option price, however, may not be less than the fair market value of the stock at the time of the grant. Options under all plans expire not later than ten years after grant. The optionee generally must exercise his option within 30 days of termination of employment with the Company or one of its subsidiaries. Termination of employment for death or disability may extend the post-employment period in which options may be exercised to up to two years, while retirement at age 55 or older may extend that period to up to five years (three years for grants made after October 26, 2001). Options are not transferable except in the case of the optionee’s death.

The Plans permit an optionee to acquire stock pursuant to an option either by paying cash or by exchanging Company stock at its then fair market value, or by a combination of cash and stock. The Plans provide for the granting of non-qualified options in addition to or instead of incentive stock options.

Also, the 1996 Plan, 1999 Plan and 2001 Plan authorize the Human Resources Committee to grant restricted stock with such restriction periods (but not less than one year) as it may designate. During the restriction period, the restricted stock may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the Human Resources Committee may impose, a participant has all the rights of a holder of the Company’s Common Stock including, but not limited to, voting and receiving dividends.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent registered public accountants for the fiscal year ending September 30, 2006, subject to ratification by the stockholders. Ernst & Young LLP examined the financial statements of the Company for fiscal year 2005. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such person desires.

Principal Accounting Fees and Services

The aggregate fees for professional services provided by our independent registered public accountants for the fiscal years ended October 1, 2005 and October 2, 2004 are as follows:

	2005		2004
	Ernst & Young LLP		Ernst & Young LLP
Audit Fees	$1,402,000	(1)	$420,000	(1)
Audit Related Fees	64,000	(2)	33,000
Tax Fees	126,000	(3)	137,000	(4)
All Other Fees	—		—

Total	$1,592,000		$590,000

1.	Fiscal years 2005 and 2004 include $917,000 and $42,000, respectively, in fees for assurance services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

2.	Amount includes due diligence work.

3.	Includes $90,000 for tax compliance and $36,000 for tax consulting.

4.	Includes $125,000 for tax compliance and $12,000 for tax consulting.

The Audit Committee of our Board of Directors pre-approves on an annual basis the audit, audit related, tax and other non-audit services to be rendered by our accountants based on historical information and anticipated requirements for the following fiscal year. The Audit Committee pre-approves specific types or categories of engagements constituting audit, audit related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that our management believes that a new service or the expansion of a current service provided by our accountants is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of our accountants to render such services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, who must present such member’s decisions to the full Audit Committee at its next scheduled meeting. No audit related, tax or other non-audit services were approved by the Audit Committee pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended October 1, 2005.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSALS OF STOCKHOLDERS

The Secretary, Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, must receive proposals of stockholders intended to be presented at the 2007 Annual Meeting no later than August 23, 2006.

Stockholders intending to nominate director candidates at the Annual Meeting for election must deliver written notice thereof to the Secretary of the Company no later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Stockholders wishing to make such nominations may contact the Secretary of the Company to determine the proposed date of such annual meeting. The by-laws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Notice of a shareholder proposal for the 2007 annual meeting submitted outside the processes of SEC Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before November 6, 2006. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

General

The Company has mailed to all stockholders, concurrently with this Proxy Statement, its annual report for the year ended October 1, 2005. Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, fax or email, but such persons will not be specially compensated for such service. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons.

The expense of such solicitation will be paid by the Company. In addition, the Company has retained D. F. King & Co., Inc. to assist them in the solicitation of proxies from stockholders. For such service the Company will pay D.F. King & Co., Inc. a fee not to exceed $5,000 plus out-of-pocket expenses. If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may properly be considered at the meeting.

By order of the Board of Directors

Robert J. Tortorello
Secretary

WOODHEAD INDUSTRIES, INC.

Proxy Solicited on Behalf of the Board of Directors of

Woodhead Industries, Inc. for the Annual Meeting on February 2, 2006

The undersigned holder of Common Stock of Woodhead Industries, Inc. hereby appoints Philippe Lemaitre and G. Thomas McKane, or either of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Woodhead Industries, Inc. to be held at Woodhead L.P., 3411 Woodhead Drive, Northbrook, Illinois on February 2, 2006, or any adjournment or postponement thereof:

1. Election of directors.

Nominees:        Charles W. Denny        Ann F. Hackett        Eugene P. Nesbeda

             FOR ALL                      WITHHOLD ALL                      FOR ALL (Except Nominee(s) inserted below)

2. Ratification of the appointment of Ernst & Young LLP as independent public accountants.

             FOR                               AGAINST                             ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature

Dated , 200

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.